PowerCompute Repays Arch Bitcoin-Backed Facility, Releases All Bitcoin Collateral and Achieves Approximately 94% Reduction in Total Debt

Mississippi Expansion and Oklahoma Fleet Upgrade Expected to Increase Active Mining Hash Rate 25% to Approximately 964 PH/s

TAMPA, FL, September 30, 2026 — PowerCompute, Inc. (Nasdaq: PWCM) (“PowerCompute” or the “Company”), today announced that its wholly owned subsidiary, US Digital Mining and Hosting Co., LLC, has fully repaid and terminated its Bitcoin-backed credit facility with ChainFi, Inc. d/b/a Arch Lending, satisfying approximately $22.45 million of obligations and releasing all remaining Bitcoin collateral. No Bitcoin remains pledged.

Transaction and Operating Highlights

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Bitcoin-backed credit facility fully repaid and terminated. No Bitcoin remains pledged.
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Total secured debt reduced from approximately $19.4 million at June 30, 2026 to approximately $1.25 million, a reduction of approximately 94%. Remaining secured borrowings consist of a single secured promissory note maturing December 31, 2026, none of which is secured by Bitcoin.
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Approximately 39.6 Bitcoin, valued at approximately $3.3 million, returned to the Company.
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Approximately 3.5 MW of owned, interconnected electrical capacity in Mississippi, not yet energized, targeted for incremental Bitcoin mining.
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Columbus expansion and continued Calumet fleet modernization expected to increase active mining hash rate from approximately 771 PH/s as of June 30, 2026 to a forecasted increase of approximately 964 PH/s, an increase of approximately 25%.
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26 MW of owned, interconnected electrical capacity at a blended power cost, net of power sales, of approximately 3.3 cents per kilowatt-hour.
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On completion of the planned deployments, the Company’s 26 MW of owned capacity would support approximately 964 PH/s, or approximately 37 PH/s per megawatt.

Facility Repayment and Debt Reduction

The Arch credit facility was settled on September 24, 2026, its scheduled reset date. Under the credit facility’s settlement provisions, Arch sold approximately 267.3 of the 307 pledged Bitcoin to satisfy $21,892,132 of principal, $118,582 of accrued interest and a $440,122 fee, and returned the remaining approximately 39.6 Bitcoin to PowerCompute.

The credit facility was non-recourse and contained no margin-call or price-triggered liquidation provisions. It was settled on its scheduled reset date, not as a result of a margin call or forced liquidation.

With this repayment, PowerCompute has reduced total secured debt from approximately $19.4 million as of June 30, 2026, as reported in the Company’s June 30, 2026 Form 10-Q, to approximately $1.25 million — a reduction of approximately 94% in approximately three months. The Company’s remaining secured borrowings consist of a single secured promissory note maturing December 31, 2026. None of the Company’s remaining borrowings is secured by Bitcoin.

The Arch credit financing ultimately refinanced debt used to build PowerCompute’s mining operations. Approximately $14 million of the original debt funded the acquisition of the Company’s Oklahoma and

Mississippi mining sites, with additional proceeds used to purchase miners and mining equipment, repair and refurbish mining equipment, and for other corporate purposes.

Repayment of the Arch credit facility eliminates the interest expense and collar-related expense associated with the Arch credit facility, the prior Galaxy credit facility and the Liebel loans. PowerCompute intends to use Bitcoin as working capital to fund equipment purchases, operating requirements and growth initiatives rather than accumulate Bitcoin through a leveraged treasury strategy.

“Repaying the secured debt lowers our annual interest expense to approximately $140 thousand for our remaining secured debt on a annual basis and eliminates the annual interest expense and the collar-related expense that came with the prior Galaxy and Arch credit facilities,” said Richard Russell, Chief Financial Officer of PowerCompute. “We have reduced total debt by approximately 94% in approximately three months, from $19.4 million to approximately $1.25 million, and none of our Bitcoin remains pledged as collateral. That is a materially simpler capital structure and allows us to direct more capital toward productive mining assets instead of debt service.”

As of September 25, 2026, PowerCompute held approximately 62 Bitcoin, valued at approximately $5.2 million based on a Bitcoin price of approximately $84,500 as of that date.

Capital Deployment and Mining Expansion

At Columbus, Mississippi, PowerCompute plans to deploy new mining equipment across approximately 3.5 MW of electrical capacity that is owned and interconnected but not yet energized. Because the Company already owns the underlying electrical infrastructure, the planned deployment would add incremental hash rate without acquiring an additional mining site.

At Calumet, Oklahoma, the Company intends to continue replacing older miners with newer, more energy-efficient equipment, building upon the fleet modernization program announced earlier this month.

PowerCompute currently operates at approximately 763 PH/s of active mining hash rate as of August 31, 2026. Upon completion of the planned Columbus expansion and continued Calumet fleet modernization, the Company expects active mining hash rate to increase to approximately 964 PH/s.

This would represent an increase of approximately 201 PH/s, or approximately 21%, from the Company’s August 31, 2026 active hash rate, and would equate to approximately 37 PH/s for every megawatt of the Company’s owned capacity, while also reducing average fleet energy consumption per terahash.

“What we own and HODL is power,” said Bruce M. Rodgers, Chairman, Chief Executive Officer and President of PowerCompute. “We own 26 megawatts of interconnected electrical capacity at a blended net cost of approximately 3.3 cents per kilowatt-hour. We have taken out our Bitcoin-backed debt and we are putting capital back into productive assets — more mining capacity in Mississippi and more efficient machines in Oklahoma. Bitcoin mining and HPC are two ways to monetize the same megawatt, and we intend to direct our power toward the use that generates the highest return.”

Power, Bitcoin Mining and HPC

PowerCompute owns 26 MW of interconnected electrical capacity: 15 MW at Calumet, Oklahoma and 11 MW at Columbus, Mississippi. At this time, approximately 22.5 MW primarily supports Bitcoin mining, with a portion allocated to an enterprise HPC pilot program. Both locations are mining data centers developed around electrical capacity the Company owns outright.

The Company views Bitcoin mining and high-performance computing (“HPC”) and artificial intelligence (“AI”) applications as alternative ways to monetize its electrical infrastructure. Bitcoin mining can monetize available power immediately and can be curtailed rapidly when power sales are more economically attractive. HPC and AI workloads can potentially generate higher revenue per megawatt but require sustained uptime, additional infrastructure and customers.

Following repayment of the Arch credit facility, PowerCompute will no longer pursue a leveraged Bitcoin treasury strategy. The Company intends to focus capital on acquiring and monetizing low-cost electrical infrastructure, increasing Bitcoin mining production and efficiency, and developing HPC and AI computing capacity.

About PowerCompute

PowerCompute, Inc. (Nasdaq: PWCM), formerly LM Funding America, Inc., is an owner and operator of electrical infrastructure that converts electricity into Bitcoin and high-performance computing and artificial intelligence capacity. Founded in 2008 and headquartered in Tampa, Florida, the Company operates 26 megawatts of wholly owned, interconnected electrical infrastructure across data center facilities in Oklahoma and Mississippi.

The Company also operates a technology-enabled specialty finance business providing funding to nonprofit community associations primarily in Florida. For more information, please visit https://www.power-compute.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties.

Some of these risks and uncertainties are identified in the Company’s most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the Company’s ability to maintain compliance with the continued listing requirements of The Nasdaq Stock Market, including the minimum bid price requirement; the Company’s ability to apply the returned collateral as intended; the availability, cost and timely delivery and installation of mining equipment and related infrastructure, including the effect of tariffs on imported equipment; the Company’s ability to increase active mining hash rate or realize anticipated improvements in fleet efficiency; the Company’s ability to energize remaining power capacity on anticipated timelines or at anticipated cost; the Company’s ability to repay or refinance its remaining indebtedness at or before maturity; changes in Bitcoin prices, Bitcoin network difficulty and total network hash rate; the availability and pricing of energy sales and curtailment revenue; the Company’s ability to convert owned power capacity to HPC and AI use on anticipated timelines or at anticipated cost; the Company’s ability to acquire additional electrical capacity on acceptable terms; the Company’s ability to secure customers for HPC and AI capacity; the anticipated reduction in interest and collar-related expense following repayment of the Arch facility; the availability and cost of GPU and related infrastructure equipment; competition in the HPC and AI compute market; and other risks associated with the Company’s Bitcoin mining, HPC, AI and specialty finance businesses.

The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update such statements except as required by applicable law.

Investor and Media Contact

KCSA Strategic Communications

Philip Carlson

pwcm@kcsa.com

212-896-1233